     EXHIBIT 99 Unaudited Financial Statements of IRT Partners L.P. for the
                   three and six months ended June 30, 1999.

                                IRT PARTNERS L.P.

                                  BALANCE SHEET

                         (In thousands except unit data)

                                                                        June 30,     December 31,
                                                                          1999           1998
                                                                       --------------------------
                                                                       (Unaudited)

ASSETS

      Rental properties                                                $ 146,439        $ 139,936
      Accumulated depreciation                                           (18,865)         (19,099)
                                                                       --------------------------
           Net rental properties                                         127,574          120,837

      Cash and cash equivalents                                              885            1,103
      Advances to affiliate, net                                          10,014                0
      Prepaid expenses and other assets                                    1,947            1,269
                                                                       --------------------------

Total Assets                                                           $ 140,420        $ 123,209
                                                                       ==========================

LIABILITIES & PARTNERS' CAPITAL

Liabilities:
      Mortgage notes payable, net                                      $  31,456        $  25,963
      Advances to affiliate, net                                               0               33
      Accrued expenses and other liabilities                               3,352            1,660
                                                                       --------------------------

           Total liabilities                                              34,808           27,656

Limited partners' capital interest (779,385 OP Units at June 30,           7,697            7,794
      1999 and December 31, 1998) at redemption value

Commitments and contingencies  (Note 4)                                        0                0

Partners' Capital
      General partner (114,249 OP Units at June 30, 1999 and
           103,982 OP Units at December 31, 1998)                          1,053              955

      Limited partner (10,531,247 OP Units at June 30, 1999 and
           9,514,844 OP Units at December 31, 1998)                       96,862           86,804
                                                                       --------------------------

Total Partners' Capital                                                   97,915           87,759
                                                                       --------------------------

Total Liabilities and Partners' Capital                                $ 140,420        $ 123,209
                                                                       ==========================



      The accompanying notes are an integral part of these balance sheets.

                                IRT PARTNERS L.P.

                             STATEMENTS OF EARNINGS

                For the Three and Six Months Ended June 30, 1999

                                   (Unaudited)

                                 (In thousands)

                                                       Three Months   Six Months

                                                          Ended         Ended

                                                         June 30,      June 30,
                                                           1999          1999
                                                       ------------   ----------

Revenues:

      Income from rental properties                       $5,216       $10,005

      Interest income                                         58            72
                                                          ------       -------

      Total Revenues                                       5,274        10,077

Expenses:

      Operating expenses of real estate investments        1,321         2,407

      Interest expense                                       623         1,180

      Depreciation                                           865         1,698

      General & administrative                                 1             3
                                                          ------       -------

           Total expenses                                  2,810         5,288
                                                          ------       -------

           Income before gain on sales of properties       2,464         4,789

Gain on sales of properties                                1,130         1,130
                                                          ------       -------

     Net earnings                                         $3,594       $ 5,919
                                                          ======       =======



   The accompanying notes are an integral part of these financial statements.

                                IRT PARTNERS L.P.
                             STATEMENT OF CASH FLOWS
                     For the Six Months Ended June 30, 1999
                                   (Unaudited)
                                 (In thousands)

Cash flows from operating activities:
    Net earnings                                                                        $  5,919
    Adjustments to reconcile earnings to net cash from operating activities:
        Depreciation                                                                       1,698
        Gain on sales of properties                                                       (1,130)
        Changes in assets and liabilities:
           Increase in prepaid expenses
               and other assets                                                             (678)
           Increase in accrued expenses and other liabilities                              1,692
                                                                                        --------

Net cash flows from operating activities                                                   7,501

Cash flows used in investing activities:
    Proceeds from sales of properties, net                                                 8,867
    Additions to real estate investments, net                                            (16,172)
                                                                                        --------

Net cash flows from operating activities                                                  (7,305)

Cash flows (used in) from financing activities:
    Cash distributions paid, net                                                          (5,120)
    Principal amortization of mortgage notes payable                                        (248)
    Increase in mortgage notes payable                                                     5,742
    Net advances from affiliate                                                          (10,047)
    Issuance of units for cash                                                             9,259
                                                                                        --------

Net cash flows used in financing activities                                                 (414)
                                                                                        --------

Net decrease in cash and cash equivalents                                                   (218)

Cash and cash equivalents at beginning of period                                           1,103
                                                                                        --------

Cash and cash equivalents at end of period                                              $    885
                                                                                        ========

Supplemental disclosures of cash flow information:

    Total cash paid during the period for interest                                      $  1,146
                                                                                        ========


   The accompanying notes are an integral part of these financial statements.

                               IRT PARTNERS L. P.

                          NOTES TO FINANCIAL STATEMENTS

                                  June 30, 1999

1.  Unaudited Financial Statements

         These financial statements for interim periods are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to a fair presentation of the financial statements as of June 30, 1999 have been recorded. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for future interim periods or for a full year.

2.  Organization and Nature of Operations

         IRT Partners L.P. ("LP"), a Georgia limited partnership formed July 15, 1998, is the entity through which IRT Property Company (the "Company"), a self-administered and self-managed real estate investment trust, conducts a portion of its business and owns (either directly or through subsidiaries) a portion of its assets. LP was formed by the Company in order to enhance acquisition opportunities by offering potential sellers of properties the ability to engage in tax-deferred sales in exchange for Operating Partnership Units ("OP Units") of LP which are redeemable for shares of common stock of the Company. The Company serves as general partner of LP and, as of August 1, 1998, contributed 20 of its shopping centers and related assets and cash to LP in exchange for OP Units

         As a result of acquisitions and dispositions, as of June 30, 1999 LP owned 24 neighborhood and community shopping centers located in Florida, Georgia, Tennessee and North Carolina. The Company and IRT Management Company, one of the Company's wholly-owned subsidiaries, own approximately 92.9% of LP as of June 30, 1999. The shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores and/or discount variety stores.

         LP currently has several unaffiliated limited partners resulting from the acquisition of three Florida properties in August 1998. The unaffiliated limited partners have the option to require LP to redeem their OP Units at any time after one year, in which event LP has the option to purchase the OP Units for cash or convert them into one share of the Company's common stock for each OP Unit.

         3.   Rental Properties

    Property Acquisitions
    (in thousands, except square footage)

  Date                                                Square     Year      % Leased   Total Initial            Mortgage   Principal
Acquired         Property Name         City, State    Footage    Built  at Acquisition    Cost     Cash Paid   Assumed     Tenants
- ------------------------------------------------------------------------------------------------------------------------------------

 2/26/99    The Shoppes at Lago Mar    Kendall, FL     82,613    1995         98%       $ 9,916      $4,174    $5,742      Publix,
                                                                                                                         Blockbuster
 3/15/99    Williamsburg at Dunwoody   Dunwoody, GA    44,928    1983        100%         5,602       5,602         0
                                                      -------                           -----------------------------

                                                      127,541                           $15,518      $9,776    $5,742


    Property Dispositions
    (in thousands, except square footage)


  Date                                                      Square        Sales        Cash                  Principal
  Sold             Property Name       City, State          Footage       Price      Proceeds     Gain        Tenants
- -------------------------------------------------------------------------------------------------------------------------

06/01/99        First Street Station  Albemarle, NC          52,230       $3,137      $3,038    $  320     Harris Teeter,
                                                                                                              Eckerd
06/01/99        Taylorsville          Taylorsville, NC       48,537        2,571       2,430       609     Harris Teeter

06/01/99        University Center     Greenville, NC         56,180        3,462       3,399       201     Harris Teeter,
                                                            ------------------------------------------        Eckerd

                                                            156,947       $9,170      $8,867    $1,130


         4.   Commitments and Contingencies

                  In connection with the formulation of LP and its proposed operations, LP has guaranteed the bank indebtedness and senior indebtedness of the Company.

                  LP has entered into a contract to purchase a shopping center valued at $9,015,000. This transaction is expected to close in the third quarter of 1999.



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